Exhibit 10.71

LICENSE AGREEMENT

Between

Viral Genetics, Inc.

and

The Texas A&M University System

This agreement ("Agreement") is made between Viral Genetics. Inc., a Delaware corporation with principal offices in San Marino, California, ("LICENSEE") and The Texas A&M University System, an agency of the State of Texas, with principal offices in College Station, Texas, ("SYSTEM"), collectively referred to as "Parties" and individually as "Party."

WITNESSETH:

WHEREAS, SYSTEM, jointly with Scott and White Healthcare ("S&W"), is the owner of certain intellectual property related to "metabolic disruption technologies and their uses"; and

WHEREAS, SYSTEM and S&W desire that such intellectual property be commercialized for the public benefit and welfare; and

WHEREAS, SYSTEM and S&W have executed a Memorandum of Agreement ("Schedule"), dated March 3, 2008, granting SYSTEM the exclusive right to market and license the PATENT RIGHTS; and

WHEREAS, LICENSEE has represented that it has certain marketing, technical, and financial capabilities, and that it will undertake a thorough and diligent program of development and commercialization of the LICENSED TECHNOLOGY; and

WHEREAS, SYSTEM is willing to grant to LICENSE and LICENSEE is willing·to accept,·a license to use SYSTEM's and S&W's intellectual property, upon the terms and conditions below.

NOW THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement, the receipt and sufficiency of which is acknowledged, the Parties agree as follows:

ARTICLE I – DEFINITIONS

1.01	"LICENSED TECHNOLOGY" means SYSTEM's proprietary technology relating to SYSTEM Disclosure of Invention Number 3375 entitled "Manipulating the Fatty Acid Saturation Using Plant Hormone and Herbicides" and SYSTEM Disclosure of Invention Number 3419 entitled "Methods and Products for Modulating Fatty Acids in Meats."

1.02	"PATENT RIGHTS" means SYSTEM's and S&W's rights in each:

(a)	United States patent application filed for protection of LICENSED TECHNOLOGY;

(b)	Divisional continuation, or continuation-in-part application of the patent applications described in (a) above to the extent the claims are directed to subject matter specifically described in such patent applications;

(c)	Equivalent patent application in each country other than the United States which claims priority under the applications described in (a) or (b) above; and

(d)	Patent issuing from the applications described above and each extension or reissue of such patents.

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1.03	"LICENSED PRODUCT" or "LICENSED PRODUCTS" means any product, process, or composition of matter that is within the scope of any Valid Claim of PATENT RIGHTS. Valid Claim means and includes a claim of a patent application or an unexpired patent or a patent whose expiration date has been extended by law, so long as the claim has not been held invalid and/or unenforceable in an unappealable decision of a court or other authority of competent jurisdiction.

1.04	"EFFECTIVE DATE” means the date this Agreement has been executed by the last Party.

1.05	"NET SALES" means LICENSEE's and sublicensee's receipts for sales of LICENSED PRODUCTS or for services requiring the use of LICENSED PRODUCTS less the sum of the following:

(a)	sales taxes, tariffs, duties and/or use taxes directly imposed with reference to particular sales;

(b)	outbound transportation prepaid or allowed; and

(c)	amounts allowed or credited on returns.

Commissions paid to individuals, whether independent sales agents or regularly employed by LICENSEE, and the cost of collections may not be deducted from NET SALES.

1.06	"FIELD OF USE" means all uses.

1.07	"TERRITORY" means world-wide.

1.08	"INVENTOR" means Prof. Martha Karen Newell Rogers.

1.09	"LICENSEE" means Viral Genetics, Inc. and any entity in which Viral Genetics, Inc. has an equity ownership share at least seventy five percent (75%).

1.10	"SUBLICENSEE" means any third party sublicensed by LICENSEE to make, have made, use, have used, sell, have sold, import, have imported, exported, or have exported LICENSED TECHNOLOGY.

ARTICLE II – LICENSE GRANT

2.01	Grant. SYSTEM grants LICENSEE an exclusive license under PATENT RIGHTS to make, have made, use, and sell the LICENSED PRODUCTS in the FIELD OF USE in the TERRITORY, and to grant sublicenses of the same scope, to the end of the term of this Agreement as prescribed in Article VIII.

2.02	Reservation. SYSTEM on behalf of itself and S&W hereby reserve an irrevocable, nonexclusive, royalty-free right to practice the grant made in paragraph 2.01 for research, humanitarian, and educational purposes only, and to grant sublicenses of the same scope, and not for commercial purposes or for the commercial benefit of third parties.

2.03	Government Reservation. To the extent that rights under this Agreement are subject to rights required to be granted to the Government of the United States of America under 35 USC Sections 200-212, such rights are so granted including a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for the United States the subject inventions throughout the world.

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ARTICLE III – CONSIDERATION

3.01	License Fee. In consideration for the license granted in this Agreement, LICENSEE must make an initial payment in the amount of twenty-five thousand dollars ($25,000). This payment is due no later than thirty (30) days after the EFFECTIVE DATE. Failure to make this payment within the specified period will cause this Agreement to immediately terminate.

3.02	Royalty Rate. As additional consideration for the license granted in this Agreement, LICENSEE must remit to SYSTEM a royalty of three percent (3%) of NET SALES in developed countries and one half percent (0.5%) of NET SALES in underdeveloped countries. Underdeveloped countries shall mean any country which, at the time the sale occurs, meets the definition of a developing country as defined by the World Bank. Developed countries shall mean all countries other than underdeveloped countries as defined by the World Bank. LICENSEE may not accept anything of value in lieu of money payment without the express written permission of SYSTEM. When calculating NET SALES, SYSTEM may assign fair market value based upon comparable sales to receipts from transactions that are not made at fair market value.

3.03	No Multiple Royalties. No multiple royalties shall be payable because any LICENSED PRODUCT is covered by more than one of the PATENT RIGHTS.

3.04	Reduction in Royalty Rate. In the event that LICENSEE must enter into a license with a third party and agrees to pay a royalty thereunder in order to make, use, or sell a LICENSED PRODUCT or sublicense PATENT RIGHTS, then any such royalty shall be reduced by fifty percent (50%) of the royalty paid to said third party for the same reporting period. However, in no event shall any such royalty be less than one half the otherwise applicable royalty.

3.05.	Minimum Annual Consideration. In order to maintain this exclusive license-to PATENT RIGHTS, LICENSEE must pay SYSTEM minimum annual consideration according to the following schedule:

(a)	Calendar Year 2012, payable January 1, 2013	10,000;
(b)	Calendar Year 2013, payable January l, 2014	20,000;
(c)	Calendar Year 2014, payable January 1, 2015	35,000;
(d)	Calendar Year 2015, payable January 1, 2016	50,000;
(e)	Calendar Year 2016, payable January 1, 2017	75,000;
(f)	Calendar Year 2017 (payable January 1, 2018) and each year thereafter (payable each January 1 through the expiration of this Agreement	100,000.

In the event that LICENSEE's payment of royalties for the Calendar Year due under paragraph 3.02 do not meet or exceed the required minimum annual consideration, LICENSEE's royalty payment for the last quarter of the Calendar Year must include payment of the balance needed to achieve the required minimum. If this Agreement expires or is terminated before the end of a Calendar Year, the corresponding minimum annual consideration must be prorated for that year.

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3.06	Patent Expenses: Past Reimbursement and Future Costs. As additional consideration for the license granted in this Agreement, LICENSEE must reimburse SYSTEM for its documented expenses incurred prior to the EFFECTIVE DATE in the prosecution and maintenance of PATENT RIGHTS, and will be directly responsible for such future expenses beyond the EFFECTIVE DATE as further described in Article VI. Past SYSTEM Patent expenses (listed below) shall be reimbursed within thirty (30) days of execution of this Agreement:

(i)     Provisional Application: $9,000.00

ARTICLE IV– SUBLICENSES

4.01	Sublicenses. LICENSEE may grant sublicenses to persons, firms, or corporations under conditions consistent with this Agreement as long as each sublicense is not repugnant to the public policies of SYSTEM, the State of Texas, or the United States.

4.02	Sublicensee Consideration. Sales of LICENSED PRODUCTS by each sublicensee will be subject to the unit royalty due to SYSTEM prescribed in paragraph 3.02. Further, LICENSEE must pay SYSTEM for other considerations not in the form of royalty received by LICENSEE from each sublicense for a grant of rights in PATENT RIGHTS in accordance with the following schedule:

Effective Date of Sublicense	Percentage of Other Sublicense Consideration due to SYSTEM
Within the first year of the Effective Date of this Agreement	50%
Within the second year of the Effective Date of this Agreement	35%
Within the third year of the Effective Date of this Agreement	35%
Any year following the third year of the Effective Date of this Agreement	20%

In the event that LICENSEE is required to pay a percentage of Sublicense Consideration to one or more third parties in order to produce and/or sell the LICENSED PRODUCTS, the running royalty rate prescribed above shall be reduced in accordance with the following schedule:

Effective Date of Sublicense	Percentage of Other Sublicense Considerations due to third parties	Percentage of Other Sublicense Consideration due to SYSTEM	Percentage of Other Sublicense Consideration due to LICENSEE
Within the first year of the Effective Date of this Agreement	35%	15%	50%
Within the second and third year of the Effective Date of this Agreement	20%	20%	60%
Any year following the third year of the Effective Date of this Agreement	20%	15%	65%

Notwithstanding the foregoing, and as the only exception, LICENSEE may not be required to remit to SYSTEM any portion of funds it receives from any sublicensee(s) when the funds are documented in writing as payments for the following purposes: (i) research, development, or testing of LICENSED PRODUCTS, or (ii) patent expenses for protection of PATENT RIGHTS to which the sublicensee is contributing.

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4.03	Reporting. LICENSEE must notify SYSTEM of the grant of sublicense to a third party and must provide SYSTEM with copies of each sublicense and of each sublicensee's report as is pertinent to calculation of amounts due SYSTEM under this Agreement

4.04	Non-Cash Transactions. LICENSEE may not accept anything of value in lieu of money payment under a sublicense without the express written permission of SYSTEM.

ARTICLE V – LICENSEE RESPONSIBILITIES

5.01	Milestones. In accomplishing the commercialization under this Agreement, LICENSEE must achieve the following milestones to the satisfaction of SYSTEM:

(a)	LICENSEE shall submit a Business Plan to SYSTEM on or before April 1, 2012.

(b)	LICENSEE must demonstrate proof-of-concept production of algae co-products on or before October 1, 2012.

(c)	LICENSEE must complete development of a commercial prototype of LICENSED TECHNOLOGY on or before October 1, 2013.

(d)	LICENSEE or sublicensee shall make a first commercial sale of LICENSED TECHNOLOGY in the field of animal feed on or before October 1, 2014.

(e)	LICENSEE or sublicensee shall make a first commercial sale of LICENSED TECHNOLOGY in the field of non-animal feed related agricultural products on or before October 1, 2015.

(f)	LICENSEE or sublicensee shall make a first commercial sale TECHNOLOGY of a LICENSED PRODUCT in the field of biofuels/renewable energy on or before October 1, 2015.

(g)	LICENSEE or sublicensee shall make a first commercial sale TECHNOLOGY of a LICENSED PRODUCT in the field of cosmetics/nutraceuticals on or before October 1, 2016.

(h)	LICENSEE shall provide annual commercialization reports to SYSTEM on each January 1 during the term of this Agreement, setting forth in such detail as SYSTEM may reasonably request, the progress of the research and development, evaluation, testing, regulatory approvals, manufacturing, sublicensing, marketing. sales, and commercialization of any LICENSED PRODUCTS for the roost recent time period and plans for the forthcoming year.

LICENSEE must provide written notification to SYSTEM within thirty (30) days of achieving each milestone.

5.02	Failure to Accomplish Milestones. Should LICENSEE fail to achieve any milestone specified in paragraph 5.01, or should LICENSEE fail to record NET SALES for two (2) consecutive Calendar Years once sales begin, SYSTEM at its sole option, may waive the requirement to achieve the milestone, reduce the license granted to a nonexclusive license, renegotiate the missed milestone, or terminate this Agreement under paragraph 8.03.

5.03	Legal Compliance. LICENSEE must comply with all applicable federal, state and local laws and regulations in its exercise of all rights granted by SYSTEM under this Agreement.

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5.04	U.S. Manufacture. To the extent that rights under this Agreement are subject to rights required to be granted to the Government of the United States of America under 35 USC §§ 200-212, LICENSED PRODUCTS must be manufactured substantially in the United States of America.

ARTICLE VI – PROTECTION OF INTELLECTUAL PROPERTY

6.01	Authorization. As to prosecution, registration, and/or protection of PATENT RIGHTS, SYSTEM hereby authorizes LICENSEE to: 1) direct the preparation and filing of patent applications, 2) direct the prosecution of broad patent claims for the mutual benefit of LICENSEE and SYSTEM, 3) maintain U.S. and non-U.S. issued and granted patents, and 4) be invoiced directly by LICENSEE's outside patent counsel (as approved by SYSTEM under paragraph 6.02 herein) and/or annuity service providers for patent prosecution and associated maintenance fees and costs. SYSTEM may revoke this authorization at any time by giving ten (10) days written notice to LICENSEE.

6.02	Selection of Counsel. LICENSEE may select an outside patent counsel (Counsel) law firm staffed by experienced, reputable, and licensed intellectual property attorneys for the prosecution, registration, protection, and maintenance of PATENT RIGHTS. LICENSEE will notify SYSTEM of its selection of Counsel and SYSTEM will have final approval on such selection, and such approval shall not be unreasonably withheld.

6.03	Contract with Counsel. LICENSEE shall execute a written agreement with Counsel establishing that: 1) the attorney/client relationship relative to the prosecution, registration, or protection of PATENT RIGHTS will be with SYSTEM and LICENSEE jointly; 2) Counsel will not take any actions adverse to the interests of SYSTEM in relation to PATENT RIGHTS including, for example and without limitation, any future invalidity or adverse litigation actions; 3) costs for prosecution, registration, or protection of PATENT RIGHTS will be invoiced directly to LICENSEE with a courtesy copy of the invoice to SYSTEM; and 4) SYSTEM will not be responsible for payment of invoices relating to prosecution, registration, or protection of PATENT RIGHTS .conducted under this Agreement, including, without limitation, attorneys' fees, costs, official filing fees, and foreign associates' fees and costs. LICENSEE shall provide a copy of such written agreement to SYSTEM. Additionally,, LICENSEE shall ensure that Counsel promptly signs the standard Outside Counsel Agreement, which Counsel can obtain from SYSTEM's Office of General Counsel.

6.04	Approvals. LICENSEE shall notify SYSTEM before any substantive actions are taken in prosecuting, continuing, or abandoning any patents or patent applications or otherwise affecting PATENT RIGHTS, and LICENSEE will instruct Counsel to so notify SYSTEM. In addition to other substantive actions, LICENSEE agrees that SYSTEM will have final approval on the filing of any action or application that seeks to, or effects, changes in inventorship related to PATENT RIGHTS, and will so instruct Counsel. LICENSEE agrees that SYSTEM will have final approval on how to proceed with any substantive actions relating to and/or affecting PATENT RIGHTS.

6.05	Patent Maintenance. During the term of this Agreement, LICENSEE shall be directly responsible for annual or periodic annuity payments to maintain the pendency of non-U.S. patent applications in countries that require such annual or periodic annuities. Furthermore, during the term of this Agreement, LICENSEE agrees to continue any required annual and periodic payments for maintenance of U.S. and non-U.S. issued and granted patents.

6.06	Patent Maintenance Contract. LICENSEE shall engage Counsel or a reputable annuity service to be responsible for docketing and payment of annual or periodic annuities and maintenance fees for both U.S. and non-U.S. pending applications and U.S. and non-U.S. issued and granted patents during the term of this Agreement.

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6.07	Advance Payment of Maintenance Fees. Should LICENSEE request in writing that SYSTEM continue SYSTEM's direct payment of annuities and/or maintenance fees relating to PATENT RIGHTS, LICENSEE agrees to provide payment of estimates for such annuities/fees ninety (90) days in advance of the due date. LICENSEE agrees that failure to make such timely advance payments to SYSTEM shall be reasonably construed to be a decision to abandon such patent application or patent and that SYSTEM has full rights to determine whether or not to pay the annuity or maintenance fees with no further obligation to LICENSEE. Furthermore, should SYSTEM decide to continue maintenance of the patent application or patent at its own expense, LICENSEE hereby agrees that any such application or patent will be excluded from PATENT RIGHTS.

6.08	Confidential Communications. SYSTEM and LICENSEE have a community of interest with regard to work conducted in relation to PATENT RIGHTS due to their common interest in the generation of enforceable Intellectual Property rights relating to LICENSED PRODUCTS and/or LICENSED SERVICES. Any communications between LICENSEE and Counsel shall not be confidential vis-à-vis SYSTEM, but shall be otherwise confidential and protected by attorney client privilege.

6.09	Correspondence. LICENSEE shall contemporaneously copy SYSTEM and S&W on all correspondence to and from any patent office, U.S. or non-U.S., including all periodic annuities and maintenance fees correspondence, and LICENSEE agrees to so instruct Counsel to provide copies of such correspondence to SYSTEM and S&W. LICENSEE further agrees that LICENSEE's failure to timely provide such correspondence will be considered a breach of this Agreement in accordance with Paragraph 8.03 below.

Correspondence to S&W shall be submitted to:

Intellectual Property Administrator

Scott & White Healthcare

MS-01-510

2401 S. 31st Street

Temple, TX 76508

6.10	Information. To aid LICENSEE in the prosecution, registration, protection, and maintenance of PATENT RIGHTS, SYSTEM will provide information, execute and deliver documents, and perform other acts as LICENSEE reasonably requests from time to time. LICENSEE will reimburse SYSTEM for SYSTEM's reasonable costs incurred in complying with such requests.

6.11	Abandonment. Should LICENSEE decide to abandon any U.S. or non-U.S. patent application or issued or granted patent for commercial reasons or by declining to make an annuity or maintenance payment, LICENSEE shall immediately notify SYSTEM in writing, and SYSTEM shall have the right to continue patent prosecution or maintenance at its own expense and any such patent application and granted or issued patent there from will be excluded from PATENT RIGHTS in this License Agreement.

6.12	Assignee. All patent applications and patents related to this Agreement shall have named as the assignee(s): "The Texas A&M University System" and/or "Scott & White Healthcare", as appropriate.

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6.13	Previous Obligations. All previously approved, authorized, and accrued obligations and instructions under this Agreement, including LICENSEE'S reimbursement of patent expenses to SYSTEM, shall remain enforceable. All other matters survive per Paragraph 8.04 below.

6.14	Obligation to File or Maintain. Should LICENSEE decide not to file or maintain patent protection, SYSTEM may, at its own expense, without reimbursement from LICENSEE, file, prosecute, or maintain the patent protection and LICENSEE hereby agrees that any such patent will be excluded from the rights granted herein.

6.15	Intellectual Property from Sponsored Research. From time to time Licensee may elect to sponsor research at SYSTEM conducted in the laboratory of RESEARCHER under an appropriate sponsored research agreement. In the event that Licensee exercises an option to negotiate a license to intellectual property that is provided by such sponsored research agreement, and such intellectual property falls under SYSTEM's control in accordance with a Schedule, Licensee may elect, through written notification to SYSTEM sent within the timeframe specified in the relevant sponsored research agreement, to obtain such license through amending this Agreement to include such intellectual property. Within thirty (30) days of written notification, the Parties shall amend this Agreement and Licensee shall pay seven thousand five hundred dollars ($7,500) per invention disclosure which shall be due fifteen (15) days from execution of this amendment.

ARTICLE VII – PAYMENTS AND REPORTS

7.01	When Payments are Due. Unless otherwise specified, LICENSEE must make payments to The Texas A&M University System, in College Station, Texas, not later than sixty (60) days after the last day of the calendar quarter in which they accrue.

7.02	Royalty Reports. Beginning the first quarter in which Net Sales occurs or sublicensing income is received, LICENSEE must provide a sales report to SYSTEM each calendar ·quarter, providing information sufficient to allow SYSTEM to calculate amounts due SYSTEM for the reporting.

7.03	Currency. Payment due to SYSTEM must be paid in U.S. dollars. Royalty payments requiring conversion must use the exchange rate as reported in The Wall Street Journal on the last business day of the royalty reporting period.

7.04	Inspection of Books and Records. At its own expense, SYSTEM may annually inspect LICENSEE's books and records as needed to determine royalties payable. LICENSEE must maintain those books and records for at least three years following the dates of the underlying transactions. Any inspections will be in confidence and conducted during ordinary business hours, and SYSTEM will provide LICENSEE advance notice two weeks before making an inspection. SYSTEM may employ a Certified Public Accountant for this purpose. If SYSTEM's audit identifies a shortage of five percent (5%) or more of amounts due to SYSTEM, then LICENSEE must pay the costs of SYSTEM's audit. LICENSEE must pay all amounts due as a consequence of an audit to SYSTEM promptly, with interest.

7.05	Interest Charges. SYSTEM may, in its sole discretion, charge daily interest on overdue payments commencing on the 31st day after the payment is due, compounded monthly, at the lower of either one and a half percent (1.5%) per month or the highest legal interest rate. The payment of interest will not foreclose SYSTEM from exercising any other rights it may have due to the lateness of any payment.

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ARTICLE VIII – TERM AND TERMINATION

8.01	Expiration. This Agreement, unless sooner terminated as provided below, will remain in effect until (a) expiration of the last to expire patent under PATENT RIGHTS, or (b) final and unappealable determination by a court of competent jurisdiction that PATENT RIGHTS are invalid.

8.02	Termination by LICENSEE. LICENSEE may terminate this Agreement by providing written notice to SYSTEM at least ninety (90) days before the termination is to take effect.

8.03	Termination by SYSTEM. If LICENSEE materially breaches this Agreement, SYSTEM may give LICENSEE written notice of the breach. LICENSEE will have sixty (60) days from receipt of the notice to cure the breach. If LICENSEE does not cure the breach within this period, SYSTEM may terminate this Agreement without further notice.

8.04	Matters Surviving Termination. All accrued obligations and claims, including reimbursement of patent expense license fee obligations, royalty obligations, minimum annual consideration obligations, interest charge obligations, and all other financial obligations, and claims or causes of action for breach of this Agreement, will survive termination of this Agreement. Obligations of confidentiality will survive termination of this Agreement. This section controls in the case of a conflict with any other section of this Agreement.

ARTICLE IX – INDEMNIFICATION AND REPRESENTATION

9.01	Indemnification. LICENSEE MUST AT ALL TIMES DURING AND AFTER THE TERM OF THIS AGREEMENT INDEMNIFY, DEFEND, AND HOLD HARMLESS SYSTEM AND S&W, ITS REGENTS, OFFICERS, AND CURRENT AND FORMER EMPLOYEES AGAINST ANY CLAIM, PROCEEDING,·DEMAND, LIABILITY OR EXPENSE (INCLUDING LEGAL EXPENSE AND REASONABLE ATTORNEYS' FEES) WHICH RELATES TO INJURY TO PERSONS OR PROPERTY, ANY ACTION BROUGHT BY A THIRD PARTY ALLEGING INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS, OR AGAINST ANY OTHER CLAIM, PROCEEDING, DEMAND, EXPENSE, OR LIABILITY OF ANY KIND RESULTING FROM THE PRODUCTION, MANUFACTURE, SALE, COMMERCIAL USE, LEASE, CONSUMPTION, OR ADVERTISEMENT OF LICENSED PRODUCTS OR ARISING FROM ANY OBLIGATION OF LICENSEE OR SUBLICENSEE(S) UNDER THIS AGREEMENT.

9.02	Representation. SYSTEM represents that it owns and has title to, either solely or jointly with S&W, PATENT RIGHTS and has the full right and power to grant the license in paragraph 2.01, and that there are no outstanding agreements, assignments, or encumbrances inconsistent with the provisions of this Agreement. SYSTEM MAKES NO OTHER REPRESENTATIONS AND EXTENDS NO OTHER WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, NOR DOES SYSTEM ASSUME ANY OBLIGATIONS REGARDING INFRINGEMENT OF PATENT RIGHTS OR OTHER RIGHTS OF THIRD PARTIES DUE TO LICENSEE'S ACTIVITIES UNDER THIS AGREEMENT.

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ARTICLE X – NOTICES

10.01	Notices. Payments, notices, or other communications required by this Agreement will be sufficiently made or given if mailed by certified First Class United States mail, postage pre-paid, or by commercial carrier (e.g., FedEx, UPS, etc.) when the carrier maintains receipt or record of delivery, addressed to the address stated below, or to the last address specified in writing by the intended recipient.

If to SYSTEM:	Associate Vice Chancellor
Office of Technology Commercialization
800 Raymond Stotzer Parkway; Suite 2020
College Station, Texas, USA 77845

If to LICENSEE for Legal Matters:	for Financial Matters:
Haig Keledjian, President
Viral Genetics
2290 Huntington Drive Suite 100
San Marino, California, USA 91108

ARTICLE XI – PATENT INFRINGEMENT

11.01	Notice of Infringement. Each Party must promptly notify the other in writing of any alleged infringement of PATENT RIGHTS that comes to its attention.. Within sixty (60) days after receipt of such notice, SYSTEM and LICENSEE will formulate a strategy for resolving the alleged infringement.

11.02	LICENSEE Right to Bring Suit. Following the initial sixty (60) day strategy period pursuant to Paragraph 11.01, LICENSEE may institute suit for patent infringement against the infringer. SYSTEM and/or S&W may voluntarily join such suit at their own expense, but may·not thereafter commence suit against the infringer for the acts of infringement that are the subject of the LICENSEE's suit or any judgment rendered in that suit. LICENSEE may join SYSTEM as a party in a suit initiated by LICENSEE if SYSTEM is a necessary party to the law suit under the procedural rules of the applicable jurisdiction. If SYSTEM is involuntarily joined other than by the voluntary action of SYSTEM or is joined as a necessary party as a matter of law, then LICENSEE will pay any costs incurred by SYSTEM arising out of such suit, including but not limited to, any legal fees of the counsel that SYSTEM selects and retains to represent it in the suit; provided, however, that SYSTEM shall endeavor to retain the same counsel as LICENSEE in the same lawsuit subject to potential conflict of interests and the approval of the Attorney General of the State of Texas.

11.03	Consent of AG. SYSTEM's involvement, participation, and representation in any enforcement litigation are contingent upon SYSTEM's receiving the consent of the Attorney General of the State of Texas.

11.04	SYSTEM Right to Bring Suit. If, within a hundred and twenty (120) days following the notice of infringement, LICENSEE has not brought suit against the infringer pursuant to Paragraph 11.02, then SYSTEM and/or S&W may institute suit for patent infringement against the infringer. If SYSTEM and/or S&W institutes such suit, then LICENSEE may not join such suit without SYSTEM's or S&Ws consent and may not thereafter commence suit against the infringer for the acts of infringement that are the subject of SYSTEM's and/or S&W's suit or any judgment rendered in that suit.

11.05	Control of Litigation. Any litigation proceedings will be controlled by the party bringing the suit.

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11.06	Recovery. Any recovery or settlement received in connection with any suit will first be shared by SYSTEM and LICENSEE to cover any litigation costs each incurred, in proportion to their respective costs. In any suit initiated by LICENSEE pursuant to Paragraph 11.02, any recovery in excess of litigation costs will be shared between LICENSEE and SYSTEM as follows: (a) for any recovery other than amounts paid for willful infringement or as punitive damages LICENSEE shall receive an amount equal to its lost profits or a reasonable royalty on the infringing sales, or whichever measure of damages the court shall have applied, and LICENSEE shall pay to SYSTEM a portion of its recovery a reasonable approximation of the royalties and other amounts that LICENSEE would have paid to SYSTEM if LICENSEE bad sold the infringing products, processes and services rather than the infringer, and (b) as to amounts paid for willful infringement or as punitive damages, SYSTEM will receive fifteen percent (15%) of the recovery if SYSTEM was not a party in the litigation and did not incur any litigation costs that were not reimbursed by LICENSEE or thirty-three percent (33%) of the recovery if SYSTEM was a party in the litigation whether joined as a party under the provisions of Paragraph 11.02 or voluntarily. In any suit initiated by SYSTEM and/or S&W pursuant to Paragraph 11.04, any recovery in excess of litigation costs will belong to SYSTEM and/or S&W.

ARTICLE XI – MISCELLANEOUS PROVISIONS

12.01	Export Controls. SYSTEM is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities, and its obligations under this Agreement are contingent on compliance with applicable laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government or written assurances by LICENSEE that LICENSEE will not export data or commodities to certain countries without advance approval of such agency. SYSTEM neither represents that a license will not be required nor that, if required, it will be issued.

12.02	Confidential Information. Sales reports submitted by LICENSEE under ARTICLE VII will be considered Confidential Information under this Agreement and not be disclosed by SYSTEM to any third party except as may be required by law, including but not limited to a valid court order or the Texas Public Information Act (Tex. Gov't Code Ch. 552). If the Parties contemplate exchanging other information of a confidential nature, they should enter into a separate confidentiality agreement.

12.03	Non-Use of Names. LICENSEE may not use the names or any adaptation of the names of The Texas A&M University System or Scott & White Healthcare, nor of any of its employees or members, in any advertising, promotional, or sales literature without the advance written consent of SYSTEM and/or S&W in each case, except that LICENSEE may state that it is licensed by SYSTEM under PATENT RIGHTS.

12.04	Trademarks. LICENSEE may select, own and use its own trademark on LICENSED PRODUCTS. However, SYSTEM does not grant LICENSEE any license or other right under any trade name, trademark, or service mark owned or licensed by SYSTEM. Conversely, SYSTEM has no rights to trade names, trademarks, or service marks owned by LICENSEE.

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12.05	Assignment of this Agreement. Except as set forth in Paragraphs 12.05(a) through (d), this Agreement, with the rights and privileges it creates, is assignable only with the written consent of both Parties.

(a) Subject to Paragraph 12.05(c), LICENSEE may assign this Agreement as part of a sale, regardless of whether such a sale occurs through an asset sale, stock sale, merger or other combination, or any other transfer of (i) LICENSEE's entire business; or (ii) that part of LICENSEE's business that exercises all rights granted under this Agreement.

(b) As LICENSEE currently is exploiting the Metabolic Disruption Technology either through VG Energy Inc. or MetaCytoLytics Inc. each at least 90% owned by LICENSEE, but separately incorporated, LICENSEE may assign this Agreement to VG Energy or MetaCytoLytics,Inc. upon its spin-off or upon divestiture of more than 50% interest of the respective company to one or more third parties.

(c) Prior to any assignment, the following conditions must be met: (i) LICENSEE must give SYSTEM ten (10) days prior written notice of the assignment, including the new assignee's contact information; and (ii) the new assignee must agree in writing to SYSTEM to be bound by this Agreement.

(d) In the event of a bankruptcy, assignment is permitted only to a party that can provide adequate assurance of future performance, including diligent development and sales, of LICENSED PRODUCTS.

12.06	Force Majeure. Other than an obligation for the payment of money, SYSTEM, upon receipt of documentation from LICENSEE which it deems appropriate, must excuse any breach of this Agreement which is proximately caused by war, strike, act of God, or other similar circumstance normally deemed outside the control of well-managed businesses.

12.07	Entire Agreement. This Agreement contains the entire understanding of the Parties regarding PATENT RIGHTS, and supersedes all other written and oral agreements between the Parties regarding PATENT RIGHTS. It may be modified only by a written amendment signed by the Parties.

12.08	Governing Law. The substantive laws of the State of Texas (and not its conflicts of law principles), USA, govern all matters arising out of or relating to this Agreement and all of the transactions it contemplates. Venue for any suit brought against SYSTEM in Texas state court must be in Brazos County, Texas under Tex. Educ. Code§ 85.18, and venue for any suit brought against SYSTEM in federal court must be in the Houston Division of the Southern District of Texas.

12.09	Headings. Headings are solely for convenience of reference and are not part of, and may not be used to construe, this Agreement.

12.10	No Waiver: Severability. If any provision of this Agreement is invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired. A waiver of any breach of this Agreement does not waive any other breach of the same or other provision of this Agreement. A waiver is not effective unless made in writing.

12.11	Privileges and Immunities. SYSTEM is an agency of the State of Texas and nothing in this Agreement waives or relinquishes the right of SYSTEM to claim any exemptions, privileges, or immunities as may be provided by law.

12.12	Counterparts. This agreement may be executed in any number of counterparts, including facsimile or scanned PDF documents. Each such counterpart, facsimile, or scanned PDF document shall be deemed an original instrument, and all of which, together, shall constitute one and the same executed Agreement.

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The Parties have caused this Agreement to become effective as of the date last executed below.

VIRAL GENETICS, INC.		THE TEXAS A&M UNIVERSITY SYSTEM

/s/ Haig Keledjian,		/s/ Brett L. Cornwell
By:	Haig Keledjian	By:	Brett L. Cornwell
Title:	President	Title:	Associate Vice President for Commercialization
Date:	12/23/2011	Date:	2/14/2012

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